Exhibit 99.1

Westlake Appoints Roger Kearns as Chief Operating Officer

HOUSTON—Nov. 18, 2020 – Westlake Chemical Corporation (NYSE: WLK) announced today that Mr. Roger Kearns has been appointed by the Board of Directors as Executive Vice President and Chief Operating Officer, effective January 1, 2021. In this new role, he will continue to report to Mr. Albert Chao, Westlake’s President and CEO. Mr. Kearns will be responsible for all of the company’s chemical businesses and manufacturing operations in North America, Europe and Asia.

Mr. Chao stated, “Since joining the Westlake executive management team, Roger has provided great insight and leadership based on his years of experience as an international chemical industry executive. By asking Roger to oversee our global chemical businesses and operations, we are confident he will continue to make important contributions to the ongoing growth and development of Westlake.”

Mr. Kearns joined Westlake in 2018 from Solvay SA, where he served as a member of the Executive Committee, with responsibility for Solvay’s advanced materials business cluster, as well as the company’s corporate research organization and its North America region. He began his career with Solvay in 1986 as a polyethylene process engineer in Deer Park, Texas and then held a series of manufacturing, technical, marketing and business management positions in the United States, Europe and Asia. In 2004, he was appointed President of Solvay Advanced Polymers. From 2008 to 2012, he was responsible for Solvay’s Asia-Pacific businesses, including its vinyls operations in the region.

Mr. Kearns holds a bachelor’s degree in chemical engineering from the Georgia Institute of Technology and an MBA from Stanford University.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. For more information, visit the company’s web site at www.westlake.com.

Contacts:

Investors: Steve Bender, 713-960-9111

Media: L. Benjamin Ederington, 713-960-9111